EXHIBIT 10.2
SLM Corporation 2021 Omnibus Incentive Plan
2026 Restricted Stock Unit Term Sheet
This Restricted Stock Unit Term Sheet (this “Agreement”) further describes the terms of the RSUs granted to Grantee on March 2, 2026 (the “Grant Date”) pursuant to the Restricted Stock Unit Grant Notice. The Restricted Stock Unit Grant Notice and the SLM Corporation 2021 Omnibus Incentive Plan (the “Plan”) are incorporated herein in their entirety.
1.Vesting Schedule. Unless vested earlier as set forth below, the Award will vest, and will be converted into shares of common stock, in one-third increments on each of the first, second, and third anniversary of the Grant Date.
2.Employment Termination; Death; Disability. Except as provided below, if the Grantee voluntarily ceases to be an employee of SLM Corporation (the “Corporation”) (or one of its subsidiaries) for any reason (except as explicitly set forth below) or experiences a Termination of Employment For Cause (as defined below), he or she shall forfeit, for no consideration, any portion of the Award that has not vested as of the date of such termination of employment.
If not previously vested, the Award will continue to vest, and will be converted into shares of common stock, on the original vesting terms and vesting dates set forth above in the event that (i) the Grantee’s employment is terminated by the Corporation for any reason other than due to a Termination of Employment For Cause; (ii) the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) and meets the Corporation’s retirement eligibility requirements under the Corporation’s then-current retirement eligibility policy, which shall be determined by the Corporation in its sole discretion; or (iii) the Grantee (x) is an “Eligible Officer” eligible to participate in the SLM Corporation Amended and Restated Executive Severance Plan for Senior Officers (the “Executive Severance Plan”) and (y) terminates his or her employment under such circumstances that give rise to a Termination of Employment For Good Reason.
If not previously vested, the Award will vest, and will be converted into shares of common stock, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)).
The unvested portion of the Award shall be forfeited, upon a Termination of Employment For Cause, for no consideration.
Notwithstanding anything stated herein, in the Plan or in the SLM Corporation Change in Control Severance Plan for Senior Officers, the Award shall not be subject to the terms set forth in the SLM Corporation Change in Control Severance Plan for Senior Officers.

“Termination of Employment For Cause” means a termination of a Grantee’s employment by the Corporation or any of its subsidiaries because (i) there has been a willful and continuing failure of the Grantee to perform substantially his or her duties and responsibilities (other than as a result of Grantee’s death or Disability) and, if such willful and continuing failure may be cured by the Grantee, that such failure has not been cured within ten (10) business days after written notice of such was given to the Grantee, or (ii) the Grantee has committed an act of Misconduct.
“Misconduct” means (a) commission of an act of embezzlement, fraud, dishonesty, misappropriation, nonpayment of any obligation owed to the Corporation or any of its subsidiaries, breach of fiduciary duty or deliberate disregard of the Corporation’s rules, including, but not limited to, the SLM Corporation Code of Business Conduct; (b) intentional wrongdoing, gross negligence or willful misconduct in the performance of the Grantee’s duties or otherwise in respect of the Corporation or any of its subsidiaries; (c) commission of, conviction of, plea of guilty to or plea of nolo contendere to (i) a felony crime or (ii) any other criminal offense involving moral turpitude, fraud or dishonesty; (d) an unauthorized disclosure of any confidential information or trade secrets; (e) absenteeism or tardiness, or failure to report to work without authorization or notification that interferes with the business of the Corporation; or (f) engaging in any conduct that would constitute unfair competition against the Corporation or any of its subsidiaries, or a violation of any restrictive covenant to which the Grantee is subject (including, but not limited to, those restrictive covenants set forth in this Agreement or the Grantee’s New Hire Attestations).

“Termination of Employment For Good Reason” means a termination of a Grantee’s employment by the Grantee due to: (a) a material reduction in the position or responsibilities of the Grantee not including a change in title only; (b) a material reduction in the Grantee’s Base Salary (as defined in the Executive Severance Plan) or a material reduction in the Grantee’s compensation arrangements or benefits (provided that variability in the value of stock-based compensation or in the compensation provided under the SLM Corporation 2021 Omnibus Incentive Plan or a successor plan will not be deemed to cause a material reduction in compensation); or (c) a relocation of the Grantee’s primary work location to a distance of greater than seventy-five (75) miles from his or her primary work location as of the date of this Agreement, unless such relocation results in the Grantee’s primary work location being closer to his or her then-primary residence or does not substantially increase the average commuting time of such Grantee; provided that a “Termination of Employment For Good Reason” shall not include any requirement by the Corporation or any of its subsidiaries that the Grantee work at his or her assigned office location following the suspension, modification or termination of any applicable remote or hybrid work arrangement granted to the Grantee by the Corporation or any of its subsidiaries. If a Grantee continues his or her employment with the Corporation or any of its subsidiaries for more than ninety (90) days after the occurrence of an event described above that constitutes a Termination of Employment For Good Reason, then the Grantee shall be deemed to have given his or her consent to such event and the Grantee shall not be eligible for continued vesting under this Agreement as a result of that event and shall be deemed to have waived all rights in regard to such event.

3.Change in Control. Notwithstanding anything to the contrary in this Agreement:
a.In the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, then any portion of the Award that is not vested shall become 100 percent vested; provided, however, the conversion of the accelerated portion of the RSUs into shares of common stock (i.e., the settlement of the Award) will nevertheless be made at the same time or times as if such RSUs had vested in accordance with the vesting schedule set forth in Section 1 or, if earlier, upon the termination of Grantee’s employment for reasons other than due to a Termination of Employment For Cause.
b.If the Grantee’s employment terminates within twenty-four (24) months following a Change in Control for any reason other than (i) due to a Termination of Employment For Cause or (ii) by Grantee’s voluntary termination of employment that is not a Termination of Employment for Good Reason, as defined in the SLM Corporation Change in Control Severance Plan for Senior Officers (if applicable to the Grantee), any portion of the Award not previously vested shall immediately become vested, and shall be converted into shares of common stock, upon such employment termination.
4.Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s common stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Compensation Committee (the “Committee”) hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on an unvested Award will not be paid in cash. Instead, an account established on behalf of the Grantee will be credited with an amount equal to such dividends, which amount shall be reinvested in additional shares of the Corporation’s common stock (“Dividend Equivalent”). The value of the Dividend Equivalents will be calculated in the same manner as dividends paid to holders of common stock. Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also vest and will be converted into shares of the Corporation’s common stock.
5.Section 409A. For purposes of Section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all RSUs provided under this Agreement and shares issuable hereunder comply with or be exempt from the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated RSUs will not be settled by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the RSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the settlement of such RSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such RSUs during such six (6) month period will accrue and will not be settled until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), such RSUs will be settled.
6.Clawback Provision. If the SLM Corporation Board of Directors (the “Board”), or an appropriate committee thereof, determines that (a) any material misstatement of financial results or a performance metric criteria has occurred as a result of the Grantee’s conduct; (b) the Grantee has committed a material violation of corporate policy or has committed fraud or Misconduct; or (c) the Grantee has violated any of the restrictive covenants set forth in Sections 7 through 9, then the Board or such committee may, in its sole discretion, require reimbursement of any compensation resulting from the vesting of RSUs and the cancellation of any outstanding RSUs from the Grantee (whether or not such individual is currently employed by the Corporation) during the three (3) year period following the date on which the conduct resulting in the material misstatement occurred, or the date such violation, fraud or Misconduct occurred, as determined by the Board or the applicable committee. The Board or such committee shall consider all factors, with particular scrutiny when one of the Senior Vice Presidents or above are involved, in determining whether and to what extent such involvement described herein occurred and the amount of such reimbursement. Notwithstanding anything to the contrary herein, this provision shall be subject to adjustment and amendment to conform with any current or subsequently adopted policy or amendment relating to the clawback of compensation as may be adopted by the Board or an appropriate committee thereof.
7.Confidentiality. The Grantee recognizes that his or her work as an employee of the Corporation brought or may have brought him or her into close contact with confidential information of the Corporation not publicly known. This may include, but is not limited to, know-how, technical data, methods, processes, formulations, techniques, developments, inventions, research projects, new products, plans for future developments, responses to “Requests for Proposals,” “Letters of Understanding,” bid

information for government contracts, negotiations for new business ventures or strategic alliances, litigation and potential litigation matters, computer code and/or design of proprietary loan systems, personnel records and salary information, information about costs, profits, markets, sales, and lists of customers, potential customers and/or employees. This list is merely illustrative and confidential information is not limited to the illustrations.
The Grantee expressly acknowledges and agrees that the Corporation’s confidential information is proprietary and confidential and that, if any of the confidential information was imparted or became known by any persons, including the Grantee, engaging in a business in any way competitive with the Corporation, such disclosure would result in hardship, loss, irreparable injury and damage to the Corporation, the measurement of which would be difficult, if not impossible, to determine. The Grantee further expressly agrees that the Corporation has a legitimate interest in protecting the confidential information and its business goodwill, and that it is necessary for the Corporation to protect its business from such hardship, loss, irreparable injury and damage. The Grantee further acknowledges that the preservation and protection of the confidential information is an essential part of his or her duties of employment and that, as a result of the Grantee’s employment with the Corporation, he or she has a duty of fidelity, loyalty, and trust to the Corporation in handling the confidential information.
The Grantee agrees to keep secret all such confidential information and trade secrets of the Corporation and agrees not to, directly or indirectly, other than as necessary in the Corporation’s business and in the scope of his or her employment, disclose or use any such confidential information at any time (including any time following the date the Grantee experiences a termination of employment for any reason (the “Termination Date”)) except as (1) required or permitted by statute, regulation or court order; or (2) pursuant to written consent given by the Corporation’s General Counsel. In addition, the Grantee recognizes that he or she may have been exposed, by reason of his or her employment, to certain information, which is confidential or proprietary to third parties. The Grantee agrees that he or she will not disclose or use at any time, without the prior written consent of such third party and the Corporation, any such confidential or proprietary information. The Grantee agrees that all written and computer-stored materials (including correspondence, memoranda, manuals, notes, and notebooks) which were in his or her possession from time to time (whether or not written or prepared by me) embodying confidential information should be and remain the Corporation’s sole property and he or she will use all reasonable precautions to assure that all such written and computer-stored materials are properly protected and kept from unauthorized persons. The Grantee further agrees to deliver same, including all copies, promptly to the Corporation upon termination of his or her employment, or at any time it may request. In the event that the Grantee is unsure whether certain material or information is confidential, he or she agrees to consult the Corporation’s Legal Department for resolution and agrees to be bound by the Legal Department’s decision.

Notwithstanding the foregoing, nothing in this Agreement or otherwise limits the Grantee’s ability to communicate directly with, and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to, the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) regarding possible legal violations, without disclosure to the Corporation. The Corporation may not retaliate against the Grantee for any of these activities, and nothing in this Agreement requires the Grantee to waive any monetary award or other relief that the Grantee might become entitled to from the SEC or any other Government Agency.
Pursuant to the Defend Trade Secrets Act of 2016, the Corporation and the Grantee acknowledge and agree that the Grantee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if the Grantee files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, the Grantee may disclose the trade secret to his or her attorney and may use the trade secret information in the court proceeding, if the Grantee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.
8.Non-solicitation. The Grantee agrees that, during the two (2) year period following the Termination Date, the Grantee shall not solicit or encourage any employee, consultant or other individual independent contractor with whom he or she communicated within the last year of his or her employment to leave the employ or engagement of the Corporation, or hire any such employees. Further, during this two (2) year period following the Termination Date, the Grantee shall not, directly or indirectly, contact or accept business that the Corporation could otherwise perform from any of the Corporation’s customers or prospective customers with whom the Grantee communicated within the last two (2) years of his or her employment.
9.The Grantee expressly agrees that the markets served by the Corporation extend nationally and are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in Sections 7 through 9 have been designed to be reasonable and are no greater than are required for the protection of the Corporation and do not prevent the Grantee from earning a livelihood by working in positions that do not compete with the Corporation. In the event that a court shall determine that any provision of the Agreement is unenforceable, the parties shall request that the court construe this Agreement in such a fashion as to render it enforceable and to revise time and geographic limits to those minimum limits that the court believes are reasonable to protect the interests of the Corporation. The Grantee further acknowledges that his or her employment at the Corporation is employment at-

will and this Agreement does not alter this at-will relationship. The Grantee acknowledges and agrees that these covenants have unique, substantial and immeasurable value to the Corporation, that the Grantee has sufficient skills to provide a livelihood for him or her while these covenants remains in force, and that these covenants will not interfere with his or her ability to work consistent with his or her experience, training, and education. To enable the Corporation to monitor compliance with the obligations imposed by this Agreement, the Grantee further agrees to inform in writing a senior officer in Human Resources with a title of “Vice President” or above of the identity of the Grantee’s subsequent employer(s) and his or her prospective job title and responsibilities prior to beginning employment. The Grantee agrees that this notice requirement shall remain in effect for twelve (12) months following the Termination Date.
10.The restrictive covenants set forth in Sections 7 through 9 do not in any way restrict or impede the Grantee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
11.The illegality, unenforceability, or ineffectiveness of any provision of Sections 7 through 10 shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement. Notwithstanding the confidentiality provisions identified in Section 7 of this Agreement, the Grantee may disclose the restrictive covenants in this Agreement to prospective employers and agrees that the Corporation may provide a copy of this Agreement to his or her prospective or future employers.
12.Securities Law Compliance. The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of the Corporation’s common stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock. The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.
13.Data Privacy. As an essential term of the Award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. By accepting the Award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock. The Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that the Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided, however, that refusing or withdrawing the Grantee’s consent may adversely affect the Grantee’s ability to participate in the Plan.
14.Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout the Grantee’s term of service with the Corporation (or its subsidiaries) and thereafter until withdrawn in writing by the Grantee.
15.Board Interpretation. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Committee concerning any questions arising under this Agreement or the Plan.
16.No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Grantee any right to continued employment with the Corporation or any of its subsidiaries or affiliates.
17.Amendments for Accounting Charges. The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.
18.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
19.Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, or, if mailed or emailed, when received by, the other party at the following addresses:

If to the Corporation to:
Human Resources Department
ATTN: Total Rewards
300 Continental Drive
Newark, DE 19713
HR_Inbox@salliemae.com

If to the Grantee, to (i) the last address maintained in the Corporation’s Human Resources files for the Grantee or (ii) the Grantee’s mail delivery code or place of work at the Corporation (or its subsidiaries).
20.    Plan Controls; Entire Agreement; Capitalized Terms. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan control, except as expressly stated otherwise herein. This Agreement, the Plan and the Restricted Stock Unit Grant Notice together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature with the exception of (i) equity awards previously granted and delivered to the Grantee, (ii) any compensation adjustment policy that is adopted by the Corporation or is otherwise required by applicable law or listing standards applicable to the Corporation and (iii) any written restrictive covenants, employment or severance arrangements setting forth restrictive covenants applicable to the Grantee. Capitalized terms not defined herein shall have the meanings as described in the Plan or in the Restricted Stock Unit Grant Notice.
21.    Miscellaneous. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Grantee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement. The Grantee is responsible for complying with all laws applicable to the Grantee, including federal and state securities reporting laws.
22. Electronic Acceptance. By accepting this Award, the Grantee hereby (i) acknowledges receipt of, and represents that the Grantee understands this Agreement, the Restricted Stock Unit Grant Notice and the Plan, including the restrictive covenants set forth in Sections 7 through 9, (ii) acknowledges and confirms the Grantee’s consent to receive electronically the Award, the Plan, the Restricted Stock Unit Grant Notice and any other Plan documents or other related communications that the Corporation wishes or is required to deliver, (iii) acknowledges that a copy of the Plan and the related Plan documents were made available to the Grantee and (iv) agrees that the electronic acceptance of the Agreement constitutes a legally binding acceptance of the Agreement, and that the electronic acceptance of the Agreement shall have the same force and effect as if the Agreement was physically signed.